AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment is dated March 29, 2007, and is between Maguire Insurance Agency, Inc., a Pennsylvania corporation, and James J. Maguire, Jr.
     The parties hereto are parties to an Employment Agreement (the “Agreement”) dated as of January 20, 2007, and wish to amend the Agreement in the manner hereinafter set forth.
     Now, therefore, the parties hereto hereby agree as follows:
     Section 8(c) of the Agreement is hereby amended and restated to read in its entirety as follows, the effect of such amended and restated language being to add the second parenthetical clause in such Section, which begins “(and/or any other amount . . .”:
          “(c) Notwithstanding any other provision of this Agreement, if the aggregate present value of the “parachute payments” to the Employees described in Section 8(b), determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any other amount payable or benefit provided hereunder or any other severance plan, program, policy or obligation of the Employer that would constitute a parachute payment under Code Section 280G) would be, but for this Section 8(c), at least three times the “base amount” determined under such Section 280G, then the parachute payments otherwise payable under this Agreement (and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Employer) shall be reduced so that the aggregate present value of the parachute payments to Employee determined under Section 280G, does not exceed 2.99 times the base amount, if possible; provided, however, that if the aggregate present value of such parachute payments exceeds 110% of 2.99 times the Employee’s base amount, the employer shall make an additional payment to the Employee equal to an amount that is sufficient to pay the Employee’s excise taxes payable with respect to such parachute payments under Code Section 4999 net after all taxes (including excise taxes) on such additional payment (so that the Employee is left, on a net, after-tax basis, in the same position as the Employee would have been if no portion of the payments to the Employee were subject to excise tax under Code Section 4999). In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded from treatment under Section 280G of the Code as a “parachute payment” or as an “excess parachute payment.” Any decisions regarding the requirement or implementation of such reductions shall be made by the then current tax counsel and accounting firm retained by the Employer provided, however, that in the event of a Hostile Change of Control, said decisions shall be made by the tax counsel and accounting firm retained by the Employer immediately prior to the Hostile Change of Control.”
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

MAGUIRE INSURANCE AGENCY, INC.
By	Craig P. Keller
Title: EVP, Secretary, Treasurer & CFO

James J. Maguire, Jr.
James J. Maguire, Jr.